EXHIBIT 10.3

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) dated as of March 25, 2009, (“Effective Date”) is by and between OSIRIS THERAPEUTICS, INC., a Delaware corporation (“Osiris”), and ALLOSOURCE, an Illinois not-for-profit corporation (“AlloSource”) (any of which may be individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS:

A.                                   Osiris is engaged in the business of processing and manufacture of an osteobiologic allograft material containing cancellous bone commonly known as Osteocel® and Osteocel Plus® (collectively, the “Product”) (the development, manufacturing, marketing and sale of the Product shall be referred to herein as the “Business”).

B.                                     Pursuant to this Agreement, Osiris and AlloSource intend that Osiris supply to AlloSource and that AlloSource will purchase certain of Osiris’s inventory, all on the terms and conditions contained in, and as more fully set forth in, this Agreement.

Section 1                                             Purchase; No Liabilities.

(a)                                  Subject to the terms and conditions set forth herein and simultaneously with the satisfaction of the conditions set forth in clauses (i), below (the “Purchase Date”), AlloSource agrees to purchase, and Osiris agrees to supply, free and clear of all liens, all right, title and interest of Osiris in, to and under all Osiris’s Product inventory which has been manufactured by Osiris in accordance with the specifications, excluding any Product that has, as of the Manufacturing Closing (defined below), failed any testing requirement or any quality test and excluding any Product that should have been discarded based on information available to Osiris prior to the Manufacturing Closing (the “Inventory”).  Notwithstanding the foregoing, the Inventory is considered donated human tissue under quarantine for which donor eligibility and product availability for distribution determinations are not completed, prohibiting the product being transplanted until eligibility and availability for distribution determinations are completed as defined in Title 21 Code of Federal Regulations part 1271. The purchase of Inventory is subject to the following:

(i)                                     Osiris and NuVasive, Inc. shall complete both the “Technology Closing” and the “Manufacturing Closing” (as defined in the Asset Purchase Agreement effective May 8, 2008 by and between Osiris and NuVasive, as amended (collectively the “APA”)), within fifteen (15) days of the execution of this Agreement;

(b)                                 AlloSource and **** acknowledge that the Amended and Restated Tissue Procurement and Processing and Supply Agreement and dated as of February 1, 2008 by and

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between Osiris and AlloSource shall be: (a) assigned by Osiris to NuVasive in connection with the Manufacturing Closing; and (b) amended, modified, supplemented or terminated upon terms and conditions mutually satisfactory to each of NuVasive and AlloSource.”

(c)                                  AlloSource shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of Osiris.

(d)                                 Except as expressly specified herein, Osiris shall cease processing of any new donor tissue and shall use best efforts to complete all processing of Inventory within five (5) days of the Effective Date.

Section 2                                             Purchase Price.  The “Purchase Price” shall be calculated by multiplying $**** times the number of cubic centimeters of Inventory purchased hereunder;  Three business days prior to the Purchase Date, Osiris shall provide AlloSource with an estimated listing and itemization of the work in progress inventory, which is subject to inspection and verification by AlloSource, such inspection and verification to occur upon reasonable written notice by AlloSource to Osiris.  AlloSource shall pay one third of the Purchase Price on each of: 45, 75, and 90 days from the Manufacturing Closing.  AlloSource and Osiris shall have the independent and bilateral right to withhold and set-off against any amount otherwise due to be paid (but not yet paid) to each other any amounts due from the other Party, including with respect to the indemnity provided in Section 9.

Section 3                                             Osiris Representations and Warranties.

(a)                                  The Inventory shall (a) conform with the applicable specifications therefore and with all promises, warranties or affirmations of fact set forth in regulatory documents or made on the container or label for the Inventory; (b) have been procured, processed, labeled, handled, packaged and shipped in accordance with industry standards, the specifications, all necessary quality control procedures and all applicable laws and regulations; and (c) not infringe or misappropriate any patent or other intellectual property right of any third party. There is no design or manufacturing defect with respect to the Inventory other than defects found by AlloSource during its review and Release of the Inventory.

(b)                                 All documentation supplied to AlloSource in connection with the Inventory shall, to the knowledge of the Osiris, be accurate and complete.

(c)                                  All permits listed on Schedule 2.11 of the APA are in full force and effect.

(d)                                 Osiris is in compliance in all material respects with all applicable laws, statutes, regulations, rules, ordinances, standards, guidelines and judicial or administrative orders issued

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by the FDA or any other governmental agency or the American Association of Tissue Banks, relating to the Inventory. To the extent appropriate for Inventory, all Inventory has been processed, manufactured, packaged, labeled, stored, handled, and distributed by Osiris in compliance with Osiris quality control standards and all applicable laws including Good Tissue Practices and the United States National Organ Transplant Act. None of the Inventory has been recalled or subject to a field safety notification, and Osiris has not received written notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of the Inventory.

Section 4                                             Cooperation. Until all of the Inventory is Released, Osiris will cooperate and assist AlloSource with the Release thereof. Specifically, following the Manufacturing Closing, AlloSource will be fully responsible for final Release of all Inventory. Osiris will cooperate with AlloSource on the Release of  Inventory; for clarity Osiris will be closing operations and will terminate most of its employees but hereby agrees to keep a minimum of 4 employees for 6 weeks to cooperate with AlloSource. Osiris’ cooperation shall include obtaining any missing or required donor information from recovery agencies, completing and correcting all processing records, completing all quality control testing transferred to AlloSource and cooperating with AlloSource on the planning and scheduling of the transfer of Inventory to fulfill the obligations specified in Section 5. In the event that AlloSource requests in writing, specific services beyond the initial six week period, Osiris will agree to extend the employment period for such person(s) to a mutually agreed to period of time and AlloSource will agree to reimburse Osiris, at its cost, for the extension. Osiris’s failure to comply with this covenant will result in the AlloSource’s withholding the final installment payment of the Purchase Price until such time as Osiris provides the necessary cooperation to effect a Release.  For purposes of this Agreement, “Release(d)” means that AlloSource has received all information and documentation and other cooperation described above from Osiris necessary for  AlloSource to determine that each item of Inventory is acceptable or not acceptable for distribution to a third party for human transplantation. In the event that AlloSource determines that Osiris is not meeting the cooperation as defined in Section 4, AlloSource will notify Lou Barnes (or other employees designated by Osiris) within three days of determination of non-cooperation.

Section 5                                             Shipping; Transportation.   Within thirty (30) days of the Purchase Date, the Inventory remaining in Osiris’ Columbia facility will be transferred to AlloSource to shipping location(s) specified by AlloSource,  AlloSource shall be responsible, at AlloSource’s cost, for the management, insurance, transportation costs, permits and selection of carriers to transport the Transferred Assets.  Osiris will cooperate with AlloSource on the planning and scheduling of the transfer(s).

Section 6                                             Records. Osiris shall maintain accurate and complete records of its procurement, processing, supply, and shipment of Inventory hereunder for the period of time required by applicable laws or regulations.  Upon reasonable prior written request of AlloSource, or whenever requested to comply with laws or regulations, Osiris shall provide AlloSource with such information, including documentation, requested by AlloSource regarding the Inventory, including, without limitation, quality control and quality assurance of Inventory supplied hereunder.

Section 7                                             Complaints; Adverse Claims.  Osiris shall provide written notification of any complaint or adverse claim related to the Inventory as soon as reasonably practical after Osiris’s receipt of such complaint or claim.  Each Party agrees to provide reasonable assistance and cooperation to the other Party in the investigation and resolution of any such complaint or claim related to the Inventory, including any recall, field correction, market withdrawal, stock recovery or other similar action; provided that AlloSource shall have final authority and responsibility for all decisions concerning the Inventory and responsibility for all communication with any non-governmental third party related to Inventory.

Section 8                                             Insurance.  Osiris shall carry and maintain insurance which shall be primary in nature and cover all risks and liability, including without limitation general and products liability, associated with the Inventory other than the acts and omission of AlloSource in releasing the Inventory and with limits of liability equal to at least **** in the aggregate per year.  Such insurance shall be claims made based and shall include tail coverage under the same terms for a period of at least ten (10) years following the Purchase Date.

Section 9                                             Indemnification.  Osiris hereby agrees to indemnify, defend and save harmless AlloSource and its directors, officers, employees, affiliates, agents, advisors, representatives, members and assigns (collectively, the “AlloSource Indemnified Parties”) from, against and in respect of any and all any loss, claim, tax, demand, loss, deficiency, damage, liability, judgment, fine, penalty, fee, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) incurred, paid, accrued or sustained by the AlloSource Indemnified Parties, including, without limitation, any costs of defending any action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other governmental entity or enforcing the AlloSource Indemnified Party’s rights under this Agreement, incurred or suffered by any AlloSource Indemnified Party arising out of, or related to, the following (each, a “AlloSource Claim”):

(a)                                  any misrepresentation or breach of warranty made by Osiris in this Agreement or in any document, certificate or other instrument required to be delivered by Osiris under this Agreement;

(b)                                 any breach or non fulfillment by Osiris when required to be performed of any covenant or agreement made or to be performed by Osiris in this Agreement or in any agreement or instrument entered in connection with this Agreement;

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(c)                                  any fraud or intentional misrepresentation with respect to, or intentional breach of, this Agreement by Osiris; and

(d)                                 any liabilities related to the Business, the Product, the Inventory or Osiris, whether arising before, on or after the Manufacturing Closing, including any defect in the Inventory or any personal injury caused by the Inventory, but excluding any act or omission by  AlloSource in releasing the Inventory. Furthermore, AlloSource affirms that Inventory as defined in Section 1(a) will be Released by AlloSource and any deficiency in the Release process will void Osiris’ Inventory indemnification.

Section 10                                      Miscellaneous.

(a)                                  Merger Clause.  This Agreement contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein.

(b)                                 Amendments.  No amendment to, or any waiver with respect to any provision of, this Agreement shall be effective unless in writing and executed by both parties.

(c)                                  Notices.  All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) if given by facsimile, when such facsimile is transmitted to the number specified in this Agreement, if written confirmation of receipt thereof is obtained, (ii) on the date of delivery shown on the return receipt (or, if none shown, three days after deposit in the mail) if placed in the United States mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, or (iii) one business day after deposit in the mail, if delivered, prepaid, to an overnight courier.  All such communications shall be addressed as follows:

(i)	if to Osiris:

Osiris Therapeutics, Inc.
7015 Albert Einstein Avenue
Columbia, Maryland 21046
Attention: Chief Financial Officer
Facsimile: (443) 283-4259

with a required copy (which shall not constitute notice) to:

McKenna Long & Aldridge LLP
303 Peachtree St., NE, Suite 5300
Atlanta, Georgia 30308
Attention: Michael Cochran, Esq.
Facsimile: (404) 527-4198

(ii)	if to AlloSource:

AlloSource
6278 South Troy Circle
Centennial, Colorado 80111
Attention: Kevin J. Cmunt
Facsimile: (720) 873-0212

with a required copy (which shall not constitute notice) to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, Connecticut 06103
David M. Mack, Esq.
Facsimile: (860) 251-5211

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

(d)                                 Captions.  The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

(e)                                  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

(f)                                    Counterparts.  This Agreement may be executed in any number of counterparts (including those delivered by facsimile or other electronic means), each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.  The parties need not sign the same counterpart.

(g)                                 Benefits and Binding Effect.  No party may assign or transfer any of their respective rights, benefits or obligations under this Agreement without the consent in writing of the other party hereto.

(h)                                 Simultaneously Executed Contracts: This Agreement shall be effective when all of: this Agreement, the 3rd Amendment to the NuVasive-Osiris Manufacturing Agreement, the AlloSource-NuVasive Processing and Supply Agreement and the 2nd Amendment to the NuVasive-Osiris Asset Purchase Agreement are fully executed.

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IN WITNESS WHEREOF, the parties have each caused this Supply Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Richard W. Hunt
Name:	Richard W. Hunt
Title:	Chief Financial Officer

ALLOSOURCE

By:	/s/ Thomas A. Cycyota
Name:	Thomas A. Cycyota
Title:	President and CEO